Exhibit 3.1

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF

DELAWARE,DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT

COPY OF THE CERTIFICATE OF AMENDMENT OF “AUDDIA INC.”, FILED IN

THIS OFFICE ON THE TWENTY-THIRD DAY OF FEBRUARY, A.D. 2024, AT

6:24 O`CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF

THE AFORESAID CERTIFICATE OF AMENDMENT IS THE TWENTY-SIXTH DAY

OF FEBRUARY, A.D. 2024 AT 5 O’CLOCK P.M.

1

CERTIFICATE OF AMENDMENT

to the

CERTIFICATE OF INCORPORATION

of AUDDIA INC.

AUDDIA INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

FIRST: The name of the Corporation is Auddia Inc. The Certificate of Incorporation was filed with the Secretary of State of the State of Delaware (the "Secretary of State") on February 16, 2021, as amended (the "Certificate of Incorporation").

SECOND: ARTICLE IV of the Corporation's Certificate of Incorporation shall be amended by inserting Subsection "D." at the end of such section which shall read as follows:

D. Reverse Stock Split. This Certificate of Amendment shall become effective as of 5:00 p.m. (Eastern Time) on February 26, 2024 (the "Effective Time"). As of the Effective Time of this Certificate of Amendment, pursuant to the Section 242 of the General Corporation Law of the State of Delaware, each twenty five (25) shares of the Corporation's Common Stock, issued and outstanding immediately prior to the Effective Time (the "Prior Common Stock'') shall automatically without further action on the part of the Corporation or any holder of Prior Common Stock, be reclassified, combined, converted and changed into one (I) fully paid and nonassessable share of common stock, par value of $0.001 per share (the "New Common Stock"), subject to the treatment of fractional share interests as described below (the "Reverse Stock Split"). The conversion of the Prior Common Stock into New Common Stock will be deemed to occur at the Effective Time. From and after the Effective Time, certificates representing the Prior Common Stock shall represent the number of shares of New Common Stock into which such Prior Common Stock shall have been converted pursuant to this Certificate of Amendment. Holders who otherwise would be entitled to receive fractional share interests of New Common Stock upon the effectiveness of the Reverse Stock Split shall be entitled to receive a whole share of New Common Stock in lieu of any fractional share created as a result of such Reverse Stock Split.

THIRD: The stockholders of the Corporation have duly approved the foregoing amendment in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of the 23rd day of February, 2024.

AUDDIA INC.

By: Isl John Mahoney

Name: John Mahoney

Title: Vice President and Chief Financial Officer

State of Delaware

Secretary of State

Division of Corporations

Delivered 06:24 PM 02/23/2024

FILED 06:24PM 02/23/2024

SR 20240664961 - File Number 5096256

2